Exhibit 10.2

SILVER STATE BANK

1997 EXECUTIVE STOCK OPTION PLAN

1.	Purpose

The purpose of the Silver State Bank Executive Stock Option Plan (the “Plan”) is to provide deferred compensation to certain executives who served in a key capacity and were responsible for performing the difficult tasks required to start Silver State Bank (the “Bank”). Such deferred compensation shall be based upon the grant of stock options (the “Options”), the value of which is related to the. appreciation in the value of the common stock of the Bank.

2.	Definitions

Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the following meanings:

2.1	“Beneficiary” shall be the person or persons who shall acquire the right to exercise an Option by bequest or inheritance.

2.2	“Board of Directors” or “Board” means the Board of Directors of the Bank.

2.3	“Code” means the Internal Revenue Code of 1986 as amended from time to time.

2.4	“Grantee” means a person to whom an Option has been granted under the Plan.

2.5	“Option” means an option to purchase shares of the Bank’s common stock.

2.6	“Term” means the period during which a particular Option may be exercised.

3.	Administration

The Plan shall be administered by the Board. The Board shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Determinations by the Board shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

4.	Nonqualified Stock Options

It is intended that the Options granted hereunder will not qualify as incentive stock options under Section 422 (b) of the Code, and therefore are nonqualified stock options.

5.	Number and Source of Shares Subject To the Plan

The Bank may grant Options under the Plan for 44,270 shares of common stock (the “Shares”) which shall be provided by the issuance of Shares authorized but unissued.

6.	Participants

The participants under this plan are Tod W. Little, Corey L. Johnson and Calvin D. Regan

7.	Grants

Options shall be granted to Participants as the Board shall determine. Options shall be granted at such time. or times, and in such quantities, and shall be subject to such terms and conditions in addition to those set forth in this Plan, as determined by the Board.

8.	Exercise Price

The exercise price for Options granted under this Plan will be $.10 per share.

9.	Term of Options

The term of the Options will be ten years. Any Options not exercised within ten years will be forfeited.

10.	Vesting

Options to the Participants shall vest in accordance with the following schedule of years of employment or service as a director following the date of grant of such Options:

Vesting of Options	Years Following Date of Grant
25%	6 years
50%	7 years
75%-	8 years
100%	9 years’

Notwithstanding the provisions of the above schedule, all Options granted to a Participant shall become fully exercisable upon (i) the Participant’s termination of employment with the Bank due to death, disability or retirement; (ii) the owners of a majority of shares of capital stock of the Bank terminate the business of, or liquidate or dissolve the Bank; (iii) substantially all of the assets of the Bank are sold; (iv) the Bank merges or consolidates with any other corporation and the Bank is not the surviving corporation of such merger or consolidation; or, (v) the Participant’s employment is terminated “without cause” as determined by the Board.

For purposes of this Section, a Participant will be considered disabled if such Participant’s disability meets the definition of “disabled” in Section 22 (e) (3) of the Code; and a participant will be considered retired if the Participant’s employment with the Bank terminates at or after the date the Participant attains the age of 65.

11.	Exercise of Options By Grantee

a.	Options shall he exercised by delivering or mailing to the Board;

(1)	a notice, in the form and in the manner substantially as shown in Exhibit A hereto, specifying the number of Shares to be purchased, and

(2)	payment in full in cash of the exercise price for the Shares purchased.

b.	Upon receipt of the notice of exercise and upon payment of the exercise price, the Bank shall promptly deliver to the Grantee a certificate or certificates for the Shares purchased, without charge to him for issue or transfer tax.

c.	An Option may be exercised during the lifetime of the Grantee only by the Grantee.

12.	Exercise of Options After Death, Disability, Retirement or Other Termination of Employment

In the event of the Grantee’s retirement or disability, such Options may by exercised by the Grantee any time prior to the thirty-first day immediately following the date of his retirement or the date the Board determined the Grantee is disabled pursuant to Section 9 above.

In the event of a Participant’s death, the exercise of any Options under the Plan shall be made by his Beneficiary within the 30 days immediately following the transfer of such Options from the Participant’s estate to the Beneficiary.

In the event of termination of employment of the Grantee for any other reason, all Options may be exercised within 30 days of such termination, unless such termination is “for cause,” in which case Options granted to the Grantee are automatically forfeited as of the date of such termination and are nonexercisable. For the purposes of this Plan, a termination of Participant by the Bank “for cause” means a termination due to any of the following events:

(i)	conviction of a Participant for any acts that constitute embezzlement, theft, misappropriation of funds, or a continuing violation of governmental regulations;

(ii)	conviction of a Participant of the commission of a felony, as defined under Nevada law, or a crime of moral turpitude, in which event the Participant’s employment shall terminate upon the initial conviction.

13.	Changes in Capital and Corporate Structure

In the event of any change in the outstanding shares of common stock of the Bank by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall proportionately adjust, in an equitable manner, the aggregate number of shares available for Options, the number of Shares subject to outstanding Options, and the number of Options held by Participants under the Plan.

14.	Effect of Merger of Other Reorganization

If the Bank shall be the surviving corporation in a merger or other reorganization, Option rights shall extend to stock and securities of the Company to the same extent that a holder of that number of Options immediately before the merger or consolidation would be entitled to have. If the Bank (i) dissolves, sells substantially all of its assets, sells more than fifty one percent of the Bank’s outstanding Shares of common stock, or is a party to a merger or other reorganization in which it is not the surviving corporation or (ii) more than fifty one percent of the Bank’s outstanding shares or common stock or voting rights thereto are purchased or acquired by any person, entity or group of persons and/or entities acting in concert (“Corporate Event”) then each Option shall be exercisable in full within the period of 30 days before the date of such dissolution, sale, merger, or Corporate Event without regard to the vesting provisions described in paragraph 10 above.

15.	Stockholder Rights

No person shall have any rights of a stockholder by virtue of an Option except with respect to Shares actually issued to him.

16.	Nontransferability

Options granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to executive, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect

17.	Withholding

The Bank shall have the right to deduct from all Option gains pursuant to the Plan any taxes required by law to be withheld with respect to such gains.

18.	Miscellaneous Provisions

a.	No employee or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Bank.

b.	Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

c.	The obligation of the Bank to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules, and approvals, including, but not by way of limitation; the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Bank.

d.	Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any employee or other optionee the right to continue employment of the Bank or any subsidiary or affect any right which the Bank or any subsidiary may have to terminate the employment of such key employee or other optionee.

e.	No optionee shall have any right as a shareholder unless and until certificates for shares of Common Stock are issued to him.

f.	The Board shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan with respect to any leave of absence taken by any employee, without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any employee who takes such leave of absence.

g.	If under any provision of the Plan which requires a computation of the number of shares of common stock subject to an Option, the number so computed is not a whole number of shares of common stock, such number of shares of common stock shall be rounded down to the next whole number.

19.	Amendment of the Plan

The Board may alter or amend the Plan from time to time by obtaining the approval of the stockholders of the Bank. No amendment to the Plan may alter, impair or reduce the number of Options granted under the Plan prior to the effective date of such amendment without the written consent of any affected Participant.

20.	Effectiveness and Terms of Plan

The effective date of the Plan shall be October 1, 1997. The Board may at any time terminate the Plan, and unless sooner terminated by the Board, the Plan shall terminate on September 30, 2007. No Options shall be granted pursuant to the Plan after the date of termination of the Plan.

21.	Governing Law

The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Nevada except to the extent that such laws may be superseded by federal law.

IN WITNESS WHEREOF, the Bank, through its authorized representative, hereby adopts this Plan this 23rd day of October 1997.

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